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
Pricing Supplement No. 4 Dated November 2, 1998
(To Prospectus Supplement Dated July 27, 1998          Filed Pursuant to Rule 424(b)(2)
 and Prospectus Dated July 20, 1998)                   File No. 333-52725

                               CASE CREDIT CORPORATION
                        Medium-Term Notes, Series B - Fixed Rate

Agent (Principal Amount):             J.P. Morgan Securities Inc. ($83,000,000)
                                      NationsBanc Montgomery Securities LLC ($31,000,000)
                                      Salomon Smith Barney Inc. ($25,000,000)
                                      Chase Securities Inc. ($5,000,000)
Aggregate Principal Amount:           $144,000,000
Agents' Discount
 or Commission:                       0.25% of Principal Amount
Net Proceeds to Company:              $143,640,000
Original Issue Date:                  November 5, 1998
Original Issue Price:                 100% of Principal Amount
Interest Rate:                        6.24%
Stated Maturity:                      November 6, 2001
Cusip Number:                         146908AG3
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Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date):

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):

Redemption:

    /X/  The Notes may not be redeemed prior to Stated Maturity.
   / /   The Notes may be redeemed prior to Stated Maturity.


Redemption Commencement Date: ________________

Redemption Price: ______________% of Principal Amount

The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.
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Repayment:

     /X/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.


               Holder's Optional Repayment Date(s): __________________

               Holder's Optional Repayment Price: __________% of Principal
               Amount


Original Issue Discount: / /  Yes       /X/  No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

               / /  Approximate
               / /  Exact

Amortization:

     /X/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.


                    Amortization Formula:          _____________________

                    Amortization Payment Date(s):  _____________________


Form of Notes:

     /X/  Book-Entry
     / /  Certificated


Agent's Capacity:

     /X/  Agent
     / /  Principal


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If as Principal:

         / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        / / The Agent proposes to offer the Notes at a fixed initial public offering price of ___% of Principal Amount.

If as Agent:

                 The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."

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